HAMPTON ROADS BANKSHARES

BANK of HAMPTON ROADS

Gateway Bank

Shore Bank

August 2009 Follow-On Common Stock Offering 32,500,000 Shares Filed Pursuant to Rule 433 Registration No 333-160337 Dated August 3, 2009

Disclaimer

This presentation may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.
These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; the integration of the banks we have acquired; and other risks detailed from time to time in the
Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on
Form 10-K for the most recent year ended and the Quarterly Report on Form 10-Q for the quarter ended March
31, 2009, and the Company’s prospectus and preliminary prospectus supplement described below. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this presentation.
Hampton Roads Bankshares has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that Hampton Roads Bankshares has filed with the SEC for more complete information about the company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from the company website at www.bankofhamptonroads.com/irelations.html.

Offering Terms

Issuer: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR)
Type of Offering: Follow-on Public Offering
Type of Security: Common Stock
Transaction Size: 32,500,000 Common Shares
Over-Allotment Option: 15%
Use of Proceeds: General corporate purposes
Book-Running Manager: Sandler O'Neill + Partners, L.P.
Co-Managers: BB&T Capital Markets / Scott & Stringfellow
Howe Barnes Hoefer & Arnett, Inc.
Janney Montgomery Scott

Offering Objectives

•
Significantly strengthens capital position
•
Enables HMPR to actively pursue our business strategy to enhance earnings in the short-term and then leverage our Company’s Mid-Atlantic/Southeast platform to pursue attractive growth opportunities in robust markets during the economic recovery
•
Provides capital to protect against stress test credit scenarios ; incorporates third party loan review and the Supervisory Capital Assessment Program (SCAP) stress test
•
Enhances Hampton Roads’ ability to repay / exchange preferred stock, including
TARP, once economy recovers
•
Supports opportunity for Hampton Roads to fully integrate 2008 acquisitions of
Shore Financial Corporation and Gateway Financial Holdings, Inc. to realize the value of operating the combined businesses
(1) Please see slides 23 and 24 for additional detail
1

Company Overview
•
Hampton Roads Bankshares, Inc. is one of the largest community banking franchises in the
Mid-Atlantic/Southeast
– $3.1 B asset banking franchise with over 700 employees
– 4
th
largest VA-domiciled banking franchise by assets
– 62 financial centers across Virginia, North Carolina and Maryland
– Expanded franchise in 2008 through acquisitions of Shore Financial Corporation (June) and
Gateway Financial Holdings, Inc. (December)
•
Positioned as an alternative solution between small community banks and regional / money center banks
•
Announced appointment of Andy Davies as CEO on July 14, 2009
– 35 years of banking experience, strong regional ties and established credibility with regulators
– Community bank CEO experience with First Coastal Bankshares; reduced high NPA levels, sold to RBC
– Big bank experience with RBC and predecessor banks to WFC/BAC

(1) Excludes the effect of the 2    quarter goodwill impairment
Note: Peers includes select Virginia, Maryland, North Carolina and South Carolina based commercial banks with assets between $2 billion and $4 billion; value represents the median
Source: SNL Financial; Company filings
nd
Investment Highlights
•
Premier footprint in attractive banking markets
– 62 financial centers in Virginia, North Carolina and Maryland
– Projected population growth of 5.4% versus 4.6% nationwide
– Projected household income growth of 6.3% versus 4.1% nationwide
– Unemployment of 8.4% versus 9.5% nationwide
•
Strong core earnings stream relative to peers
– Annualized Pre-Tax Pre-Provision Net Revenue (“PTPP”) of $44.1 million based on $21.9 million PTPP YTD09¹ (1.41% PTPP ROAA¹ vs. 1.23% for peers)
– NIM of 3.71% in 2Q2009 vs. 3.29% for peers
•
New, disciplined and experienced management team
– New Chief Executive Officer, Chief Financial Officer and Chief Credit Officer
– Insider/stakeholder ownership of 16.07% as of July 29, 2009
•
Actively addressing and managing legacy credit issues
•
Significant potential for profitability improvements

•
Disciplined executive management team hired to maximize value of the franchise
•
New Chief Executive Officer, Chief Financial Officer and Chief Credit Officer
– Announced Neal Petrovich as Chief Financial Officer in February 2009
– Announced Andy Davies as Chief Executive Officer in July 2009
– Announced Doug Wall as Chief Credit Officer in July 2009

Experienced Management Team
(1) Includes positions at Gateway Financial Holdings, Inc.
Years at Years in Previous
Hampton Roads Banking Employers
Andy Davies Hired 2009 35 RBC Bank, First Coastal Bankshares
Chief Executive Officer Predecessor Banks of BAC and WFC
Director Marathon Organization
Neal Petrovich Hired 2009 21 American National Bankshares, Inc.
Chief Financial Officer SouthTrust Bank, Bank of Tidewater
Ernst & Young
Doug Wall Hired 2009 28 Capital One Bank
Chief Credit Officer Wachovia Bank
David Twiddy 10¹ 10 Gateway Bank
Chief Banking Officer Gateway Insurance Services
President - Bank of Hampton Roads Dowd and Twiddy Insurance Agency, Inc.
Doug Glenn 3 3 Pender & Coward, P.C.
General Counsel and Chief Operating Officer
Director

Maryland
Annapolis
Salisbury [2]
Ocean City*
Pocomoke City
Chincoteague
Oak Hall*
Mappsville*
Parksley
Exmore
Onley
Charlottesville
Richmond [4]
Virginia
Midlothian
Cape Charles
NORFOLK [5]
Virginia Beach [11]
Emporia [2]
Suffolk [2]
Chesapeake [12]
Moyock
Elizabeth City [3]
Edenton
Kitty Hawk [2]
Wake Forest
Chapel Hill
Roper
Nags Head
Cary
Raleigh [2]
Plymouth
North Carolina
Wilmington
* ATM Only

Eastern Shore
11.6%
Northeast NC
14.9%
Raleigh
5.8%
Chesapeake
15.6%
Norfolk
9.8%
Outer Banks
4.8%
Virginia Beach
16.7%
Wilmington
1.3%
Richmond
19.5%
Premier Footprint in Attractive Markets

Deposit Composition by Market
(62 Financial Centers)
As of June 30, 2009

Projected Projected
Population HHI June 2009
Deposits % Change Change Unemployment
Market in Market of 2009 - 2014 2009 - 2014 Rate
MSA Rank Branches ($000) Franchise (%) (%) (%)
Virginia Beach-Norfolk-Newport News, VA-NC 6 31 889,239 39.2 2.4 8.2 7.4
Elizabeth City, NC 1 2 523,315 23.1 10.0 6.1 9.8
Richmond, VA 15 5 254,457 11.2 5.8 5.8 8.4
Raleigh-Cary, NC 16 4 112,470 5.0 18.0 3.5 9.1
Kill Devil Hills, NC 4 3 109,763 4.8 5.8 1.7 7.3
Salisbury, MD 9 2 46,898 2.1 5.6 6.9 8.7
Wilmington, NC 15 1 21,551 1.0 14.7 4.1 10.3
Ocean Pines, MD 12 1 11,214 0.5 5.2 3.6 7.8
Durham-Chapel Hill, NC 18 1 10,950 0.5 7.5 5.3 8.4
Charlottesville, VA 14 1 8,302 0.4 5.8 6.9 6.4
HMPR: MSA Weighted Average 87.6 6.2 6.6 8.3
National: MSA Weighted Average 4.6 4.1 9.5
Counties/Cities not in any MSA
Accomack, Virginia 2 4 109,969 4.9 (0.5) 5.3 6.8
Emporia, Virginia 2 2 64,779 2.9 (1.8) 4.4 12.0
Northampton, Virginia 2 2 46,854 2.1 2.5 4.4 7.7
Chowan, North Carolina 3 1 37,807 1.7 2.7 5.0 11.8
Washington, North Carolina 4 2 21,493 1.0 (3.8) 0.6 12.2
HMPR: Weighted Average Franchise 12.4 5.4 6.3 8.4
Aggregate: Nationwide 4.6 4.1 9.5
Market Demographics and Position

•
Well positioned and growing in attractive Mid-Atlantic and Southeastern markets
•
Diversified economy including military, federal and state governments, research and development, technology, education, port, healthcare, and professional services
•
Strong projected population growth and household income growth; lower than average unemployment rates
Notes:
Ranked by deposits in market
Deposit data as of June 30, 2008
Source: SNL Financial

•
Positioned as an alternative solution between small community banks and regional / money center banks; opportunity to increase market share from large bank competitors
•
Largest regionally-headquartered bank providing differentiated service from national and international competitors
2008 2007
Market Market
2008 Deposits Share Deposits Share
Rank Company Branches ($000) (%) ($000) (%)
1 Wells Fargo & Co. (CA) 136 11,435,208 24.2 11,453,559 25.0
2 BB&T Corp. (NC) 124 6,460,706 13.7 6,184,444 13.5
3 Bank of America Corp. (NC) 89 4,680,713 9.9 4,721,533 10.3
4 SunTrust Banks Inc. (GA) 103 4,386,740 9.3 4,476,340 9.8
5 Royal Bank of Canada 51 2,426,459 5.1 2,517,865 5.5
6 Hampton Roads Bankshares Inc. (VA) 61 2,214,062 4.7 1,965,127 4.3
7 First Citizens BancShares Inc. (NC) 43 1,714,691 3.6 1,711,141 3.7
8 TowneBank (VA) 8 1,116,680 2.4 1,011,595 2.2
9 Paragon Commercial Corporation (NC) 2 887,012 1.9 747,642 1.6
10 PNC Financial Services Group (PA) 25 813,307 1.7 896,085 2.0
11 Union Bankshares Corp. (VA) 34 781,769 1.7 747,448 1.6
12 Commonwealth Bankshares Inc. (VA) 19 674,544 1.4 528,869 1.2
13 Crescent Financial Corp. (NC) 11 538,710 1.1 501,305 1.1
14 North State Bancorp (NC) 7 530,880 1.1 454,156 1.0
15 Monarch Financial Hldgs (VA) 10 464,510 1.0 342,960 0.8
Total 1,004 47,168,579 100.0 45,764,613 100.0
Note: Deposit market share for the aggregated counties in which Hampton Roads has deposits
As of June 30, 2008 and for June 30, 2007
Source: FDIC; SNL Financial
Leading Position in Large Markets

Leading Position in Anchor Market
•
With 30 financial centers, Hampton Roads Bankshares has more locations in the
Hampton Roads MSA than any other Virginia-based bank
•
The Hampton Roads MSA has a population of approximately 1.7 million people and is the 5
th
largest MSA in the Southeastern U.S.¹
•
Hampton Roads has the world's largest natural harbor and naval base
– The Hampton Roads MSA has the largest concentration of military bases and facilities of any metropolitan area in the world
• Military spending in Hampton Roads exceeds $11 billion annually
• 50,000 federal civilian employees live and work within the Hampton Roads MSA
– The Port of Hampton Roads ranks as the 3 largest port in the country
• Over 95% of the world's shipping lines call on the Port of Hampton Roads, linking Virginia and the U.S. to more than 400 ports in over 100 countries
•
This market stability has meant that over the past 5 years, Virginia-based banks have consistently reported less non-performing assets / assets than their nationwide peers²

(1) Includes the cities of Virginia Beach, Chesapeake, Norfolk, Suffolk, Newport News, Hampton and Portsmouth
(2) Most recent median value of NPAs / Assets for Virginia-based commercial banks equals 1.22% versus a nationwide median (excluding Virginia) of 1.82%; Virginia ranked 6  in the nation for states with the fewest NPAs / Assets
Source: FDIC; CoStar/BLS; Department of Homeland Security; SNL Financial
rd
th

Deposit Franchise Overview

•
$1.0B of non-interest bearing and low cost deposits (weighted average rate of 0.73% in
2Q2009)
•
Average cost of deposits of 1.59%, down from 1.85% in 1Q2009
•
Transitioning from growth phase to profitability stage will reduce reliance on wholesale funding and CDs
– Capitalize on expansive financial center network  for retail deposits and increase focus on core commercial customers
Savings
4.9%
Brokered funds
20.3%
Jumbo CDs
16.4%
Retail CDs
24.9%
Non-Interest
bearing
11.8%
Non-Brokered
Interest bearing
demand
21.7%
As of June 30, 2009
Source: Company information
Dollar Values in Thousands
03/31/09 06/30/09
Non-Interest Bearing Demand 246,954 268,715
Non-Brokered Interest Bearing Demand 472,140 494,157
Savings 127,233 112,630
Total Transaction Accounts 846,327 875,502
Retail CDs 591,626 566,486
Total Core Deposits 1,437,953 1,441,988
Jumbo CDs 380,872 373,697
Brokered Funds 467,348 461,196
Total Deposits 2,286,173 2,276,881

Second Quarter 2009 Results & Developments
•
Pre-tax pre-provision net revenue of $9.2 million¹
– NIM of 3.71%
– Annualized non-interest expense to average assets of 2.90% (excluding goodwill impairment)
•
Net loss of $46.2 million including
– Goodwill impairment of $28.0 million
– Provision of $33.7 million (Net charge-offs of $1.4 million)
•
Increased allowance for loan losses as a percent of total loans from 2.00% at March 31,
2009 to 3.25% at June 30, 2009
– Adjusted loan loss reserve / loans of 3.93% including acquisition credit marks²
•
Loan portfolio contraction of $12.4 million
•
Increased non-interest bearing demand deposits by $22 million (35.2% annualized)

(1) Excludes $28.0 million in goodwill impairment charges
(2) Adjusted for $17.7 million in credit marks to Gateway Financial’s loan portfolio at the time of closing of the transaction
Source: Company filings

Financial Highlights

For the quarter ended March 31, 2009
Source: Company filings
YTD Pre-Tax Pre-Provision ROAA
0.0%
0.2%
0.4%
0.6%
0.8%
1.0%
1.2%
1.4%
1.6%
1.8%
NBBC CARE FNBN UBSH STEL SASR TOWN HMPR¹ VCBI FCBC FBNC SCBT
YTD Net Interest Margin
0.0%
1.0%
2.0%
3.0%
4.0%
NBBC CARE FNBN TOWN VCBI SASR UBSH STEL FBNC FCBC HMPR SCBT
0.0%
1.0%
2.0%
3.0%
4.0%
TOWN UBSH NBBC STEL FNBN SASR SCBT FCBC HMPR¹ FBNC CARE VCBI
YTD Non-Interest Expense / Avg. Assets
Annualized for the six months ended June 30, 2009
(1) Excludes the effect of the 2  quarter goodwill impairment
Source: SNL Financial; Company filings
nd

Managing Credit Portfolio
Credit
Administration
Workout
1Q2009
2Q – To Date
• Formed and provided initial staffing for
Special Assets function
• First hire has ~30 years of real estate
credit expertise
• 3    party loan review
• Focus on risk ratings and
sizing impairments
• Rolling out new credit policy
and training lenders
• Chief Banking Officer implemented
weekly bank-wide delinquency and
workout call
• Centralized commercial credit
operations to enhance file
documentation and have stronger
controls over exceptions
• New CEO experienced in
turning around a bank with
high NPA’s
• New CCO with experience in
collections
• Engaged Special Assets
consultants to add expertise
and increase intensity of
collection efforts
• New Special Assets Mgr with
~18 yrs commercial credit
litigation experience
•
We have recognized our credit challenges and taken aggressive steps to manage our asset quality
•
Our loan loss reserve / gross loans is 3.25% (3.93% including acquisition credit marks
1
)
(1) Adjusted for $17.7 million in credit marks to Gateway Financial’s loan portfolio at the time of closing of the transaction
Source: Company filings
rd

$271
$0
$15
$59
$60
$137
$0
90+ Days
Delinquent
and still
Accruing
Interest
$150,891
$0
$51
$16,825
$12,137
$33,040
$88,838
Total Non-
Performing
Assets
$63,963
$0
$583
$6,833
$13,238
$15,606
$27,703
30-89 Days
Delinquent
$7,780
$0
$0
$0
$2,176
$1,416
$4,188
OREO
5.5%
0.0%
0.1%
3.8%
2.0%
4.5%
9.6%
Nonaccrual/
Outstanding
Balance
$142,840
$0
$36
$16,766
$9,901
$31,487
$84,650
Nonaccrual
Loans
100.0%
0.9%
1.5%
17.1%
19.5%
27.0%
34.0%
% of
Outstanding
Balance
$2,598,639
$21,717
$39,674
$444,203
$507,392
$701,434
$884,219
Outstanding
Balance
Loans Held for
Sale
Consumer
Total
Commercial &
Industrial
Residential Real
Estate
Commercial Real
Estate
Construction &
Development
Loan Type
Loan Portfolio & Asset Quality
Note: Business Line loan totals differ from 10-Q disclosure
As of June 30, 2009

Dollar values in Thousands

Asset Quality Migration

Dollar Values in Thousands
30-89 90 Delinquent Non-Accrual Total
Loan Type Days Past Due
Days Past Due
(1)
Loans Loans OREO NPAs
December 31, 2008 $68,598 $3,219 $71,817 $32,885 $5,092 $41,196
March 31, 2009 $46,700 $6,110 $52,810 $86,502 $5,982 $98,594
June 30, 2009 $63,963 $271 $64,234 $142,840
(2)
$7,780 $150,891
(1) Still accruing interest
(2) Includes $84.06 million of non-accruing loans brought over from the Gateway acquisition; these loans were subject to purchase accounting marks
Source: Company filings
Dollar Values in Thousands
30 - 89 Past Due 90 Days Past Due Non-Acc. Loans
Loan Type 12/31/08 03/31/09 06/30/09 12/31/08 03/31/09 06/30/09 12/31/08 03/31/09 06/30/09
C&D Loans $53,070 $26,624 $27,703 $1,264 $2,071 $0 $19,103 $58,839 $84,650
1-4 Family Loans 6,536 7,559 13,238 954 269 60 5,019 7,813 9,901
Multifamily Loans 580 0 0 0 0 0 2,250 2,250 0
CRE Loans 2,316 2,771 15,606 486 3,428 137 4,048 7,445 31,487
Total Real Estate 62,502 36,954 56,547 2,704 5,768 197 30,420 76,347 126,038
C&I Loans 5,755 9,393 6,833 515 342 59 2,465 10,090 16,766
Consumer 266 107 583 0 0 15 0 10 36
Other 75 246 0 0 0 0 0 55 0
Total $68,598 $46,700 $63,963 $3,219 $6,110 $271 $32,885 $86,502 $142,840

34.6%
5.4%
19.9%
10.1%
1.3%
20.3%
8.4%
0.0%
10.0%
20.0%
30.0%
40.0%
Hampton Roads, VA Northeast NC Outer Banks, NC Richmond Eastern Shore Raleigh Wilmington, NC
Non-Performing Assets by Geography
Unemployment Rate Median Home Price Appreciation (YoY)
(1) As of June 30, 2009
(2) Home price appreciation based on the year over year change in the S&P/Case-Shiller Home 20 Metropolitan Region Composite Price Index through May 30, 2009
Note: Non-performing assets as of June 30, 2009
Source: Federal Reserve Bank of Richmond Snapshot, A Monthly Update of Fifth District Economy July 2009; SNL Financial
Case/Shiller Index
2
(17.1%)
Raleigh-Cary (4.8%)
Richmond (15.2%)
Va. Beach-Norfolk (10.1%)
Nationwide
1
9.5%
Raleigh-Cary 8.9%
Richmond 8.1%
Va. Beach-Norfolk 7.0%

Acquisition Loan Marks and Loan Impairment Reserves

Note: As of June 30, 2009
Dollar Values in Millions
Acquisition Loan Marks Acquisition Loan Marks
% of and Loan Impairment Reserves and Loan Impairment Reserves
Total Loans ($mm) (%)
Current
Loans 90.4% $0.4 0.0%
Acquisition Marked Loans 1.6% $8.1 19.6%
Total Loans <30 Days Past Due 92.0% $8.5 0.4%
30-89 Days Delinquent
Loans 2.3% $16.5 28.2%
Acquisition Marked Loans 0.2% $1.3 24.2%
Total Loans <90 Days Past Due 2.5% $17.8 27.8%
NPLs (90+ Days )
Loans 2.4% $19.2 30.8%
Acquisition Marked Loans 3.1% $23.9 29.6%
Total Loans 90+ Days Past Due 5.5% $43.1 30.1%
Total Loans $2,598.6
Total Acquisition Loan Marks and Loan Impairment Reserves $69.4

Chesapeake
21.9%
Eastern Shore
9.1%
Southern VA
1.1%
Greenville
0.7%
Richmond
10.2%
Outer Banks
9.0%
Norfolk
4.0%
Wilmington
7.0%
Raleigh
15.0%
Northeast NC
9.0%
VA Beach
13.0%
Loan Portfolio

•
Focus on quality and reduction of C&D composition
CRE
27.0%
Loans Held for
Sale
0.9%
Consumer
1.5%
1-4 Family
19.5%
C&I
17.1%
C&D
34.0%
Loan Portfolio Concentration
Loan Portfolio by Location
Total Gross Loans: $2.6 billion
As of June 30, 2009
Source: Company filings

C&D Loan Portfolio
Loan Portfolio by Type Loan Portfolio by Location
Total Gross Loans: $884.2 million
As of June 30, 2009
Source: Company filings

Eastern Shore
4.45%
Southern Virginia
0.40%
Chesapeake
22.63%
Greenville
0.77%
Richmond
15.02%
Outer Banks
8.99%
Norfolk
1.20%
Wilmington
12.42%
Raleigh
16.30%
Northeast NC
7.87%
Virginia Beach
9.95%
Farm Land
1.49%
Raw Land
6.80%
Developed
Comm. Lots
4.95%
Commercial Land
Development
1.47%
Residential Land
Development
29.00%
Construction 1-4
Fam. Spec
9.11%
Construction 1-4
Fam. Non-Spec
3.22%
Construction Non-
Resi Spec
7.68%
Construction
Perm
0.88%
Developed Resi.
Lots
23.03%
Construction Non-
Resi Non-Spec
12.37%

CRE Loan Portfolio
Loan Portfolio by Type Loan Portfolio by Location
Gas Station
1.12%
Medical Building
4.26%
Multifamily
8.91%
Office
3.72%
Daycare
0.48%
Churches
6.04%
Retail
23.17%
Recreational
1.54%
Restaurants
2.08%
Hotels
12.72%
Office
21.01%
Industrial
14.96%
As of June 30, 2009
Source: Company filings

Eastern Shore
6.05%
Southern Virginia
1.12%
Chesapeake
30.29%
Greenville
1.09%
Richmond
10.29%
Outer Banks
11.18%
Norfolk
1.14%
Wilmington
4.67%
Raleigh
16.16%
Northeast NC
6.15%
Virginia Beach
11.86%
Total Gross Loans: $701.4 million

SCAP Test: Application to HMPR

•
The SCAP test estimates below are based on 2-year cumulative loss assumptions and represent a hypothetical “what-if” scenario that involves an economic outcome that is more adverse than expected; these estimates are not forecasts or projections of expected losses or revenues
•
Management believes potential loan losses will be lower than assumed in the stress test based on significantly lower default rate and severity rate experience in the HMPR loan portfolio than implied by the
SCAP test
The SCAP Test’s “More Adverse” default and
severity rates are significantly higher than the
Company’s current experience and expectations
Indicative Implied Severity Rate Potential
Balance at
Loss Rates
(1)
(%)
Under SCAP "More Adverse" Loan Losses ($000)
06/30/09 More HMPR Default Implied
Loan Type ($000) Baseline Adverse
Rate
(2)
Severity
(3)
Baseline More Adverse
Construction & Development $884,219 10.0% 16.5% 12.7% 130% $88,422 $145,896
Commercial Real Estate 701,434 4.6   8.3   6.7   123   31,927 57,927
Residential Real Estate 507,392 6.4   8.8   4.6   194   32,599 44,798
Commercial & Industrial 444,203 3.5   6.5   5.3   122   15,547 28,873
Consumer 39,674 4.9   9.6   1.6   613   1,939 3,794
Total Loans
(4)
$2,576,922 6.6% 10.9% 8.0% 136% $170,434 $281,288
(1) Indicative loss rates based on the average of the ranges disclosed by the Board of Governors of the Federal Reserve System (2009) “The Supervisory Capital Assessment
Program: Overview of Results”
(2) Non-accrual loans plus delinquent loans divided by outstanding balance
(3) Based on current HMPR defaults rates, the implied severity of loan defaults on aggregate loan losses under the more adverse SCAP scenario are shown in this column
(4) Excludes $21.7 million loans held for sale
Source: Company filings

Pro Forma Capital Under Loss Scenarios

Given Hampton Roads’ significant pre-tax pre-provision run rate net revenue and sufficient loan loss reserves, the Company should cover its projected loan losses under the SCAP baseline scenario
6
(1) Includes credit marks to Gateway Financial’s loan portfolio
(2) Pre-Tax Pre-Provision net revenue based on YTD 2009 annualized of $21.9 million, excluding goodwill impairment; assumed over 2 years
(3) Reserve build of 1.00% on existing loans; reserve build netted against pre-tax pre-provision earnings for losses over current reserve
(4) Pro forma for common equity proceeds of $110 million
(5) Pro forma for common equity proceeds, baseline projected loan losses under SCAP and the benefit of pre-tax pre-provision net revenue
(6) Management believes potential loan losses will be lower than assumed in the stress test based on lower default rate and severity rate experience in the HMPR loan portfolio than implied by the SCAP test
Source: Company filings
Dollar values in thousands
Assumptions
Assumes Capital Raise of $110 million $110,000
Risk-Weighting for Use of New Capital 20.0%
Current Reserves
(1)
$102,078
SCAP Test Baseline Losses $170,434
Baseline Projected Loss Net of Reserves $68,356
2 Year Cumulative Pre-Tax Pre-Provision Net Revenue
(2)
$87,600
Reserve Build
(3)
$25,769
Current Current Pro Forma with
6/30/2009 Pro Forma
(4)
Baseline Losses
(5)
Tangible Common Equity / Tangible Assets 3.25% 6.69% 6.71%
Tangible Common Equity / Risk-weighted Assets 3.68% 7.78% 7.83%
Tangible Equity / Tangible Assets 7.75% 11.03% 11.05%
Tier 1 Leverage Ratio 7.88% 11.12% 11.08%
Tier 1 Risk-based Capital Ratio 9.02% 13.08% 13.08%
Total Risk Based Capital Ratio 10.30% 14.33% 14.05%

Investment Highlights
•
Premier footprint in attractive banking markets
•
Strong core earnings stream relative to peers
•
New, disciplined and experienced management team
•
Actively addressing and managing legacy credit issues
•
Significant potential for profitability improvements

Appendix: Balance Sheet

Note: June 30, 2009 and March 31, 2009 financial information is unaudited
Source: Company filings
Dollar Values in Thousands 12/31/06 12/31/07 12/31/08 03/31/09 06/30/09
Assets
Cash and Due from Banks $17,113 $19,758 $42,827 $51,408 $67,495
Interest Bearing Deposits 161 5,623 4,975 7,736 17,023
Overnight Funds Sold 9,524 183 510 174 350
Investment Securities 59,544 42,377 149,637 140,108 123,137
Restricted Equity Securities 0 4,704 27,795 28,614 30,064
Loans 375,044 477,149 2,604,590 2,611,078 2,598,639
Allowance for Loan Losses (3,911) (5,043) (51,218) (52,198) (84,491)
Net loans 371,133 472,106 2,553,372 2,558,880 2,514,148
Premises and Equipment, net 12,184 11,967 101,335 101,553 100,582
Interest Receivable 2,282 2,431 12,272 11,781 10,616
OREO 0 0 5,092 5,982 7,780
Deferred Tax Assets, net 2,209 2,658 32,616 31,283 44,218
Intangible Assets 0 0 98,367 94,765 67,937
Bank Owned Life Insurance 0 773 46,603 47,024 47,501
Other Assets 2,148 1,248 10,310 11,416 20,047
Total Assets $476,299 $563,828 $3,085,711 $3,090,724 $3,050,898
Liabilities and Shareholders' Equity
Total Deposits 363,261 431,457 2,296,146 2,286,173 2,276,881
Federal Home Loan Bank Borrowings 38,000 53,000 279,065 271,551 260,037
Other Borrowings 0 0 77,223 76,871 48,954
Overnight Funds Purchased 0 0 73,300 87,650 138,700
Interest Payable 1,473 1,636 5,814 4,755 4,922
Other Liabilities 3,403 4,075 9,354 15,863 22,173
Total Liabilities $406,137 $490,168 $2,740,902 $2,742,863 $2,751,667
Shareholders' Equity
Series A Non-Convertible, Non-Cumulative Perpetual Preferred Stock 0 0 18,292 18,698 19,105
Series B Non-Convertible, Non-Cumulative Perpetual Preferred Stock 0 0 40,953 40,648 40,342
Series C Fixed Rate, Cumulative Preferred Stock 0 0 74,297 74,543 74,797
Preferred Stock 0 0 133,542 133,889 134,244
Common Stock 6,407 6,447 13,611 13,619 13,623
Capital Surplus 42,106 42,677 171,284 171,471 171,611
Retained Earnings (Loss) 22,091 24,486 26,482 28,993 (20,131)
Accumulated Other Comprehensive Income (Loss) Loss, net of tax (441) 50 (110) (111) (116)
Total Shareholders' Equity 70,163 73,660 344,809 347,861 299,231
Total Liabilities and Shareholders' Equity $476,299 $563,828 $3,085,711 $3,090,724 $3,050,898

Appendix: Income and Performance
Note: June 30, 2009 and March 31, 2009 financial information is unaudited; profitability ratios are annualized
Source: Company filings
Dollar Values in Thousands FY 2006 FY 2007 FY 2008 1Q2009 2Q2009 YTD2009
Interest Income $30,021 $38,203 $45,177 $39,531 $37,728 $77,259
Interest Expense 9,123 14,016 17,917 13,457 11,829 25,286
Net Interest Income 20,898 24,187 27,260 26,074 25,899 51,973
Provision for Loan Losses 180 1,232 1,418 1,189 33,706 34,895
Net Interest Income (Loss) after Provision 20,718 22,955 25,842 24,885 (7,807) 17,078
Total Noninterest Income 3,398 3,440 5,980 6,440 5,655 12,095
Total Noninterest Expense 14,946 15,994 20,987 19,848 50,330 70,178
Pre-Tax Income (Loss) 9,170 10,401 10,835 11,477 (52,482) (41,005)
Provision for Income Taxes (Benefits) 3,134 3,590 3,660 4,110 (9,253) (5,143)
Net Income (Loss) 6,036 6,811 7,175 7,367 (43,229) (35,862)
Preferred Stock Dividend and Accretion of Discount 0 0 0 2,964 2,995 5,959
Net Income (Loss) Available to Common Shareholders $6,036 $6,811 $7,175 $4,403 ($46,224) ($41,821)
Cash Dividends Per Share $0.50 $0.43 $0.44 $0.11 $0.11 $0.22
Basic Earnings (Loss) Per Share $0.66 $0.67 $0.60 $0.20 ($2.13) ($1.92)
Profitability
Return on Average Assets 1.39% 1.31% 0.95% 0.96% (5.62%) (2.32%)
Return on Average Common Equity 10.47% 9.52% 7.63% 8.58% (95.43%) (40.51%)
Net Interest Margin 5.20% 4.95% 3.89% 3.77% 3.71% 3.75%
Efficiency Ratio 61.52% 57.89% 63.14% 61.04% 159.50% 109.54%
Fee Income / Net Revenue 13.99% 12.45% 17.99% 19.81% 17.92% 18.88%
Capital
Tangible Equity / Tangible Assets 14.73% 13.06% 8.25% 8.45% 7.75% 7.75%
Tangible Common Equity / Tangible Assets 14.73% 13.06% 3.78% 3.98% 3.25% 3.25%
Tier 1 Leverage Ratio 15.11% 13.44% 32.06% 9.10% 7.88% 7.88%
Tier 1 Risk Based Capital Ratio 17.47% 14.58% 9.89% 10.18% 9.02% 9.02%
Total Risk Based Capital Ratio 18.44% 15.58% 11.15% 11.44% 10.30% 10.30%
Credit Quality
NPAs / Assets 0.34% 0.47% 1.34% 3.19% 4.95% 4.95%
Allowance for Loan Losses  / Gross Loans 1.04% 1.06% 1.97% 2.00% 3.25% 3.25%
Allowance for Loan Losses / NPLs 240% 191% 142% 56% 59% 59%
NCOs / Avg. Loans (0.04%) 0.02% 0.04% 0.08% 0.22% 0.13%

Source: Company filings
(1) Annualized by dividing by 181 days and multiplying by 365 days
Source: Company filings
Appendix: Non-GAAP Reconciliation
Dollar Values in Thousands
Six Months Ended Three Months Ended
June 30, 2009 June 30, 2009
Income (loss) (35,862) $                     (43,229) $
Less:  Income tax (5,143)                          (9,253)
Add:  Provsion for loan losses 34,895                         33,706
Add:  Impairment of goodwill 27,976                         27,976
Pre-tax, pre-provision income 21,866 $                      9,200 $
Annualized pre-tax, pre-provision income (1) 44,094 $
Average assets 3,117,141
Annualized pre-tax, pre-provision income return on
average assets (1) 1.41%

August 2009 Follow-On Common Stock Offering 32,500,000 Shares